Exhibit 2.8

AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment to the Stock Purchase Agreement (this “Amendment”) is made this 27th day of July, 2012, by and among Western Digital Corporation, a Delaware corporation (the “Buyer Parent”), Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly owned subsidiary of the Buyer Parent (the “Buyer”), Hitachi, Ltd., a company incorporated under the laws of Japan (the “Seller”), and Viviti Technologies Ltd., a company incorporated under the laws of the Republic of Singapore and a wholly owned subsidiary of the Buyer (the “Company”, and collectively with the Seller, the Buyer and the Buyer Parent, the “Parties”, and each, a “Party”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement (as defined below).

WHEREAS, the Parties entered into a Stock Purchase Agreement on March 7, 2011, as amended by a First Amendment to Stock Purchase Agreement, dated May 27, 2011, as further amended by a Second Amendment to Stock Purchase Agreement, dated November 23, 2011, as further amended by a Third Amendment to Stock Purchase Agreement, dated January 30, 2012, as further amended by a Fourth Amendment to Stock Purchase Agreement, dated February 15, 2012, as further amended by a Fifth Amendment to Stock Purchase Agreement, dated March 6, 2012, as further amended by a Sixth Amendment to Stock Purchase Agreement, dated March 6, 2012, and as further amended by that certain amendment to the Stock Purchase Agreement, dated July 9, 2012 (together, the “Stock Purchase Agreement”).

WHEREAS, the Parties desire to amend the Stock Purchase Agreement as reflected herein.

NOW, therefore, in exchange for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Section 2.7(e) of the Stock Purchase Agreement. Section 2.7(e) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“During the period commencing on the day immediately following the Seller’s receipt of the Proposed Statement of Working Capital and ending on August 31, 2012 (the “Proposed Statement Review Period”), the Seller and its representatives will be permitted to review the work papers of the Buyer, the Buyer Parent and the work papers of the independent accountants (to the extent permitted by the independent accountants), if any, retained by the Buyer or the Buyer Parent relating to the Proposed Statement of Working Capital, and to make reasonable inquiries of the Buyer, the Buyer Parent and their respective employees, accountants and representatives regarding questions concerning the Proposed Statement of Working Capital, and the Buyer and the Buyer Parent shall make reasonably available the individuals in the employ of the Buyer or the Buyer Parent and their respective representatives, if any, responsible for and knowledgeable about the information used in, and the preparation of, the Financial Statements in order to assist the Seller in its review of the Proposed Statement of Working Capital.”

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2. Miscellaneous. Sections 12.4, 12.5, 12.7 and 12.13 of the Stock Purchase Agreement are incorporated herein by reference.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to Stock Purchase Agreement as of the date first written above.

“BUYER PARENT”

WESTERN DIGITAL CORPORATION

By:	/s/ Michael Ray
Michael Ray
Senior Vice President, General Counsel and Secretary

“BUYER”

WESTERN DIGITAL IRELAND, LTD.

By:	/s/ Michael Ray
Michael Ray
Vice President

“SELLER”

HITACHI, LTD.

By:	/s/ Toyoki Furuta
Toyoki Furuta
General Manager
Business Development Office

“COMPANY”

VIVITI TECHNOLOGIES LTD.

By:	/s/ Wolfgang Nickl
Name: Wolfgang Nickl
Title: Director

Signature Page to Amendment to Stock Purchase Agreement